ASSIGNMENT OF MEMBERSHIP INTEREST
                                       IN
                            DESTINATION CAPITAL, LLC
                       AN OREGON LIMITED LIABILITY COMPANY


         FOR GOOD AND VALUABLE CONSIDERATION, JMW Group, LLC hereby assigns and transfers to Aequitas Capital Management, Inc. ("Assignee") 8,024 Common Units and 212.76596 Preferred Units of Destination Capital, LLC (the "Company").

         The consideration for this Assignment is as set forth in the Unit Contribution Agreement of even date herewith.

         Effective December 20, 2005.


                                 JMW GROUP, LLC
                                 By: Aequitas Capital Management, Inc.,
                                        its Manager

                                 By: /s/ ROBERT J. JESENIK
                                    -----------------------------------------
                                    Robert J. Jesenik, CEO

         Pursuant to Article 10 of the Amended and Restated Operating Agreement of the Company, the undersigned Manager of the Company hereby approves the foregoing transfer of a membership interest in the Company. Upon execution of an Admission Agreement satisfactory to the undersigned, the Assignee shall be admitted as a Substitute Member of the Company effective December 20, 2005.

                                 AEQUITAS CAPITAL MANAGEMENT, INC.


                                 By:
                                    -----------------------------------------
                                    Robert J. Jesenik, CEO























PDX/112816/141153/DLH/1411196.1